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                                                                    EXHIBIT 11.1


                                  VIASAT, INC.

             COMPUTATION OF PRO FORMA EARNINGS PER SHARE (UNAUDITED)

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
                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                       DECEMBER 31,                    DECEMBER 31,
                                                -----------------------------------------------------------
                                                   1996              1995           1996            1995
                                                ------------    ------------   ------------    ------------
Net Income                                      $    853,000    $     70,000   $  1,935,000    $  1,114,000
                                                ============    ============   ============    ============
Weighted average number of
     common shares outstanding                     6,426,022       3,310,468      5,981,583       3,244,506

Assumed conversion of preferred shares                             2,365,538                      2,365,538

Common stock equivalent shares                       226,206         110,250        191,910          98,796

Effect of shares issued and options granted
at less than the offering price                                      136,652        117,207         136,652

Total number of shares for computing            ------------    ------------   ------------    ------------
     pro forma primary earnings per share          6,652,228       5,922,908      6,290,700       5,845,492

Incremental shares for computing fully
      diluted earnings per share                      46,098                         35,156          11,454

Total number of shares for computing pro        ------------    ------------   ------------    ------------
forma fully diluted earnings per share            6, 698,326       5,922,908      6,325,856       5,856,946
                                                ============    ============   ============    ============

Pro forma primary earnings per share            $        .13    $        .01   $        .31    $        .19
                                                ============    ============   ============    ============

Pro forma fully diluted earnings per share      $        .13    $        .01   $        .31    $        .19
                                                ============    ============   ============    ============

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